                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                          [X]
Filed by a Party other than the Registrant       [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission only (as permitted by
      Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       APERTUS TECHNOLOGIES INCORPORATED
                (Name of Registrant as Specified in its Charter)

                     ____________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:
      __________________________________________________________________________

      2) Aggregate number of securities to which transaction applies:
      __________________________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      __________________________________________________________________________

      4) Proposed maximum aggregate value of transaction:
      __________________________________________________________________________

      5) Total fee paid:
      __________________________________________________________________________

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:_______________________________________________

      2)  Form, Schedule or Registration Statement No.:_________________________

      3)  Filing Party:_________________________________________________________

      4)  Date Filed:___________________________________________________________

                                [APERTUS LOGO]


                            7275 Flying Cloud Drive
                         Eden Prairie, Minnesota 55344

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 July 23, 1997


TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Apertus Technologies Incorporated (the "Company") will be held on Wednesday, July 23, 1997, at 10:00 a.m., Minneapolis time, at the Radisson Hotel South and Plaza Tower, 7800 Normandale Boulevard, Bloomington, Minnesota 55439, for the following purposes:

     1. To elect two directors to serve for three-year terms or until their respective successors are elected and qualified;

     2. To ratify and approve the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending March 29, 1998; and

     3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has designated the close of business on June 9, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record of the Company's Common Stock at the close of business on that date will be entitled to vote.

     You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                   By Order of the Board of Directors

                                   Julie Cummins Brady
                                   Secretary

June 18, 1997

                                [APERTUS LOGO]


                            7275 Flying Cloud Drive
                         Eden Prairie, Minnesota 55344

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                                 July 23, 1997


     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Apertus Technologies Incorporated (the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held on Wednesday, July 23, 1997, at 10:00 a.m., Minneapolis time, at the Radisson Hotel South and Plaza Tower, 7800 Normandale Boulevard, Bloomington, Minnesota 55439, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders with the Company's Annual Report to Shareholders commencing on or about June 18, 1997.


                         VOTING RIGHTS AND PROCEDURES

     Only shareholders of record of the Common Stock of the Company whose names appear of record on the Company's books at the close of business on June 9, 1997 will be entitled to vote at the Annual Meeting. As of that date, a total of 14,163,623 shares of such Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. If a shareholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to such matter.

     Shares of the Company's Common Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and for approval of the appointment of Ernst & Young LLP as the Company's independent auditors. So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting and call for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on these matters. A proxy may be revoked at any time before being exercised by delivery to an officer of the Company of a written notice of termination of the proxy's authority or a duly elected proxy bearing a later date.

                             ELECTION OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, which is comprised of six members. The Board of Directors is divided into three classes, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years.

     The term of the Class Two directors expires at the Annual Meeting, and two Class Two directors will be elected at the Annual Meeting to hold office until the 2000 Annual Meeting or until their respective successors are elected and qualified. Nicholas J. Covatta, Jr. and Robert D. Gordon are the incumbent Class Two directors, and Messrs. Covatta and Gordon are being nominated for election at the Annual Meeting. The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Covatta and Gordon, unless otherwise directed. Each of Messrs. Covatta and Gordon has indicated a willingness to serve, but in case either of them is not a candidate at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion.
Information concerning the incumbent directors is set forth below. The terms of the incumbent Class Three and Class One directors expire at the 1998 and 1999 Annual Meetings, respectively. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director.

The Board of Directors recommends a vote FOR the election of Messrs. Covatta and Gordon.

Nicholas J. Covatta, Jr.
(Class Two)...... Mr. Covatta, 50 years of age, has been a director of the
                  Company since February 1982. He has been Chairman of the Board of Atlantis Group, Inc., a private investment company, since August 1986. Mr. Covatta's prior business experience includes executive positions at the General Electric Company, Gulf Oil Corporation and the Boston Consulting Group.

Robert D. Gordon
(Class Two)...... Mr. Gordon, 48 years of age, has been a director of the
                  Company since July 1987. He has been Chairman of the Board and Chief Executive Officer of the Company since April 1990 and President since December 1988. He was first employed by the Company as Senior Vice President in July 1987, and subsequently served as Chief Financial Officer from August 1987 to May 1988, Secretary from January to September 1988, and Group Vice President, Marketing from April to December 1988. From April 1984 to July 1987, Mr. Gordon was Executive Vice President of First Bank System, Inc.

George E. Hubman
(Class One)...... Mr. Hubman, 54 years of age, has been a director of the
                  Company since July 1995. Since 1994, he has been a business consultant and private investor. Mr. Hubman retired as Vice President of Sales and Marketing of Walker Richer and Quinn, Inc. ("WRQ"), a provider of desk top connectivity software, in 1994. Mr. Hubman was a co-founder of WRQ and held such position since the Company's formation in 1981. Prior to WRQ, Mr. Hubman's career included sales positions with IBM and Hewlett-Packard. Mr. Hubman is also a director of Syntax, Inc. and Tully's Coffee.

Arch J. McGill
(Class One)...... Mr. McGill, 66 years of age, has been a director of the
                  Company since July 1989. He is President of Chardonnay Inc., a venture capital investment company with which he has been associated since 1985. From 1983 to 1985, Mr. McGill served as Chief Executive Officer of Rothschild Ventures. Mr. McGill has extensive business experience in the telecommunications industry, and from 1973 to 1983, he was employed by AT&T Corp., most recently as President of AIS/American Bell. Mr. McGill is also a director of ACT Networks, Inc. and Disc, Inc.

Robert W. Fischer
(Class Three).... Mr. Fischer, 78 years of age, has been a director of the
                  Company since October 1983. He is President of Robert W. Fischer & Co., Inc., a private financial consulting and investment banking firm, and he is a private investor. Mr. Fischer is also a director of Ringer Corporation.

Clarence W. Spangle
(Class Three).... Mr. Spangle, 72 years of age, has been a director of the
                  Company since May 1985. He is self-employed as a management consultant. From February 1980 to January 1985, he was Chairman of the Board and President of Memorex Corporation. Following the acquisition of Memorex Corporation by Burroughs Corporation, he was also Executive Vice President of Burroughs Corporation from January 1982 until January 1985. Mr. Spangle is also a director of Key Tronic Corporation.


     The Board of Directors has an Audit Committee consisting of Messrs. Covatta, Spangle and Fischer, and a Compensation Committee consisting of Messrs. McGill, Covatta, Hubman, Spangle and Fischer. The Audit Committee's function is to review and make recommendations to the Board of Directors with respect to certain financial and accounting matters. The Audit Committee met one time during the 1997 fiscal year. The Compensation Committee's function is to review and make certain determinations with respect to matters concerning the remuneration of employees, officers and directors. The Compensation Committee met one time during the 1997 fiscal year. The Board of Directors does not have a standing nominating committee.

     During the 1997 fiscal year, the Board of Directors held five meetings. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served. Each non-employee director receives a $12,000 annual retainer and a $750 fee for each Board of Directors' and committee meeting he attends. In addition, under the terms of the Company's 1990 Long Term Incentive Plan (the "1990 Plan"), each incumbent non-employee director automatically receives an option to purchase 5,000 shares of Common Stock at each annual meeting of shareholders, and each new non-employee director will receive an option to purchase 20,000 shares on the date of such director's initial election to the Board of Directors.

     As consideration for certain consulting services provided to the Company, the Company provides health insurance for Mr. McGill at an annual cost to the Company of approximately $3,500.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with, except that statements of changes in beneficial ownership on Form 4 were not timely filed for (i) Mr. McGill, to reflect the sale of 24,730 shares of Common Stock in August 1996 and
(ii) Mr. Fischer, to reflect the sale by Robert W. Fischer, Inc. of 5,000 shares of Common Stock in February 1997.

                            EXECUTIVE COMPENSATION

Report of Compensation Committee on Annual Compensation

                                   OVERVIEW

     The Compensation Committee of the Board of Directors is composed entirely of outside directors and is responsible for developing and approving the Company's executive compensation policies. In addition, the Compensation Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company. The Compensation Committee has available to it an outside compensation consultant and access to independent compensation data for other companies. The overall objectives of the Company's executive compensation program are to provide compensation that will attract and retain superior talent and reward performance.

     The Company's executive compensation program provides an overall level of compensation opportunity that is competitive with a broad group of computer manufacturing industry companies and a smaller group of software and high tech companies comparable in size to the Company. The broad industry peer group to which the Compensation Committee compares the Company's executive compensation levels is currently a group of computer manufacturing companies for which survey data is obtained from the Company's outside compensation consultant. The other comparative group of companies used by the Compensation Committee in determining executive compensation levels currently consists of software and high tech companies selected by the outside compensation consultant that have annual revenues approximately equal to those of the Company. Because the Compensation Committee does not believe that all of the companies included in the peer group index used in the shareholder return graph included in this Proxy Statement under the caption "Comparative Stock Performance" are comparable to the Company or compete for the same pool of executive talent, the two groups of companies used by the Compensation Committee in setting the Company's executive compensation levels are both different than the group of companies in such peer group index.

     Actual compensation levels may be greater than competitive levels in surveyed companies based upon annual and long-term Company performance, as well as individual performance. The Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by the Company's or an individual executive officer's circumstances.

                    EXECUTIVE OFFICER COMPENSATION PROGRAM

     The components of the Company's compensation program for its executive officers include (a) base salary, (b) performance-based cash bonuses, (c) long-term incentive compensation in the form of stock options and restricted stock awards, (d) participation in a stock acquisition loan assistance program and (e) participation in a deferred compensation program.

Base Salary

     The Chief Executive Officer makes annual recommendations regarding the base salaries of the executive officers (other than the Chief Executive Officer) to the Compensation Committee. For the 1997 fiscal year, base salaries for the executive officers were intended to be at approximately the 50th percentile of fixed compensation levels for comparable management personnel employed by the two groups of peer companies referred to above. In making base salary recommendations, the Chief Executive Officer also takes into account individual experience and performance, and specific issues particular to the Company. The Compensation Committee generally approves the Chief Executive Officer's recommendations with respect to base salaries for other executive officers.

Performance Based Bonuses

     Under the Company's bonus plan for executive officers and other key management employees, bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives relating to total revenues and net income as determined by the Board during the first quarter of each year.
The size of the fund available for such bonuses increases in relation to the extent to which such objectives are exceeded. The Committee allocates the fund among the executive officers and other key management personnel based on a percentage of the executive's salary ranging from approximately 20% to 65% as established at the beginning of the year. If the base performance criteria are met, each officer is entitled to a base bonus amount equal to that percentage of the officer's base salary. In the event the base performance criteria are exceeded, bonuses may be increased up to two times the base bonus amount depending on the extent to which such base performance criteria are exceeded. For the 1997 fiscal year, bonus payments available to executive officers under the bonus plan, in addition to base salary, were targeted to be in the top quartile of the salary and bonus levels, assuming superior performance, for comparable management personnel employed by the two comparative groups of companies referred to above.

     During the 1997 fiscal year, the Company did not meet the total revenue and net income goals set forth in the bonus plan, and as a result, no executive officer received a bonus under the plan.

Stock Option and Restricted Stock Program

     Stock options and restricted stock awards are granted to key management employees under the 1990 Plan, which was approved by the Company's shareholders in 1990. The objectives of the 1990 Plan are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant long-term ownership position in the Company's Common Stock.

     The 1990 Plan authorizes the Board or a committee of outside directors to grant stock options, restricted stock and other types of awards to key executives and key employees. To date, the only type of awards granted to executive officers under the 1990 Plan have been stock options and restricted stock. All stock options outstanding were granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant, have ten year terms and generally become exercisable in installments over a four or five year period.

     Stock options are granted upon commencement of employment based on the recommendation of the Chief Executive Officer. In determining whether to recommend additional option grants to an executive officer, the Chief Executive Officer typically considers the individual's performance and any planned change in functional responsibility. Neither the profitability of the Company nor the market value of its stock are considered in setting the amount of executive officer stock option grants. The stock option position of executive officers is reviewed on an annual basis. The Company's policy is to not grant stock options annually, but to review each individual's stock option position, at which point the Compensation Committee may or may not grant additional options in its discretion. The determination of whether or not additional options will be granted is based on a number of factors, including Company performance, individual performance and levels of options granted at the competitive median for the two comparative groups of companies referred to above. Options to purchase an aggregate of 40,000 shares of Common Stock were granted to five executive officers other than the Chief Executive Officer during the 1997 fiscal year.

     Historically, the Company has not made restricted stock awards to executive officers but rather has made such awards to other key management personnel. However, one of the executive officers named in the table set forth below under the caption "Summary Compensation Table" received a restricted stock award during the 1995 fiscal year and two such officers received restricted stock awards prior to the time they became executive officers.

Stock Acquisition Loan Assistance Program

     In order to encourage stock ownership, the Board of Directors of the Company adopted a stock acquisition loan assistance program (the "Loan Program"). Under the terms of the Loan Program, the Company may make loans to key employees in order to provide them with funds to purchase the Company's Common Stock. In addition, participants are required to buy, with their own funds, equivalent amounts of Common Stock. Each loan bears interest at the rate of 5.0% per annum and is required to be repaid on a date two years after the loan is made. However, if the participant continues to be employed with the Company on such date, the entire amount of the loan is forgiven. During the 1997 fiscal year, the Company did not make any loans under the Loan Program.

Deferred Compensation Program

     In May 1996, the Board of Directors adopted a deferred compensation program (the "Deferred Compensation Program") pursuant to which executive officers of the Company may elect to defer payment of a portion of their salary. Subject to the Board of Directors' discretion, the Company may also make matching contributions to the executive officer's deferred compensation accounts. Although no Common Stock of the Company is acquired pursuant to the Deferred Compensation Program, amounts deferred and Company matching contributions are deemed to be invested in the Company's Common Stock. The right to receive the amounts in the deferred compensation accounts vests on a date specified by the Board of Directors, and amounts are distributed after the vesting date if the executive officer is employed by the Company as of such date. The amount distributed is determined based on the values of the Company's Common Stock on the distribution date.

     The terms of the Deferred Compensation Program as originally adopted by the Board of Directors provided that the price of the Common Stock in which amounts contributed to the deferred compensation accounts were deemed to be invested was equal to the market price of the Common Stock as of the date of inception of the Deferred Compensation Program, which was equal to $10.00 as of such date. In May 1996, the Board of Directors amended the Deferred Compensation Program to provide that the price of the Common Stock in which amounts contributed to the deferred compensation accounts were deemed to be invested would be equal to the lowest average quarterly price for the four quarters following the date such amounts were deemed to be invested in the Deferred Compensation Program.

     Under the terms of the Deferred Compensation Program, if an executive officer's employment is voluntarily terminated by the officer or is terminated by the Company for cause prior to the vesting date, the amount of compensation deferred by such officer is distributed in cash without regard to the value of the stock on such date, and the Company matching contribution is forfeited. If the executive officer's employment is terminated by the Company without cause, the greater of the amount of compensation deferred by such officer or the value of the deferred compensation account attributable to amounts deferred by such officer is distributed in cash, and a pro rata portion of the value of the Company matching contributions are distributed in cash based upon the number of days from the date of the initial election to participate in the Deferred Compensation Program to the date employment is terminated and the number of days to the vesting date. Upon a change in control of the Company, all amounts become fully vested.

     During the 1997 fiscal year, no executive officers of the Company deferred any salary pursuant to the Deferred Compensation Program, and the Company did not make any matching or supplemental contributions.

Savings and Investment Plan; Benefits

     The Company makes a matching contribution under the Company's Savings and Investment Plan, a Section 401(k) retirement plan. The Company also has an Employee Stock Purchase Plan pursuant to which the Company's Common Stock can be purchased through periodic payroll deductions at a discount from the market price. In addition, the Company provides medical and other miscellaneous benefits to executive officers that are generally available to Company employees. The amount of perquisites did not exceed 10% of total annual salary and bonus for any executive officer during the 1997 fiscal year.


                     CHIEF EXECUTIVE OFFICER COMPENSATION

Base Salary

     The base salary of the Chief Executive Officer is established by and is subject to adjustment by the Compensation Committee. For the 1997 fiscal year, the Chief Executive Officer's base salary was intended to be at approximately the 50th percentile of the base salaries for chief executive officers of the two comparative groups of companies referred to above. Other factors taken into consideration in the determination of the Chief Executive Officer's base salary include historical compensation practices at the Company and the general experience of the Compensation Committee members in dealing with compensation matters at other high-growth technology companies. In evaluating the performance and setting the base salary of the Chief Executive Officer, the Compensation Committee has taken into account the Company's financial
performance and Mr. Gordon's individual performance.   Mr. Gordon's base salary
is $245,000. As a result of the Company's performance, Mr. Gordon did not receive an increase in his base salary in fiscal 1997.

Bonuses, Stock Option Awards and Loan Program

     Mr. Gordon did not receive a bonus for the 1997 fiscal year under the bonus plan because the Company did not meet the total revenue and net income goals set forth in the bonus plan. Mr. Gordon was not granted any stock options during the 1997 fiscal year. Mr. Gordon has not been granted any restricted stock under the 1990 Plan to date.

     During the 1997 fiscal year, Mr. Gordon did not defer any salary pursuant to the Deferred Compensation Program, and the Company did not make any matching or supplemental contribution to Mr. Gordon's deferred compensation account.

                  TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future. However, in 1994, the 1990 Plan was amended to comply with Section 162(m) in order that compensation resulting from stock options and certain other awards under the 1990 Plan will not be counted toward the $1,000,000 limit on deductible compensation under
Section 162(m). The Compensation Committee has not formulated any policy with respect to qualifying other types of compensation for deductibility under
Section 162(m).

     Nicholas J. Covatta, Jr.
     Robert W. Fischer
     George E. Hubman
     Arch J. McGill
     Clarence W. Spangle

Members of the Compensation Committee

Summary Compensation Table

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the other four most highly compensated executive officers of the Company (the "Named Executive Officers"):

                                                                                       Long-Term Compensation
                                                                                             Awards(3)
                                                          Annual Compensation          ----------------------
                                                     ------------------------------    Restricted  Securities
                                         Fiscal                              Other       Stock     Underlying     All Other
Name and Principal Position               Year       Salary     Bonus(1)   Annual(2)   Awards($)   Options(#)  Compensation(4)
---------------------------              ------      ------     --------   --------    ----------  ----------  ---------------

Robert D. Gordon                          1997    $245,000      $    -0-   $   -0-     $   -0-           -0-        $ 2,970
  Chairman of the Board,                  1996     256,839           -0-       -0-         -0-        19,000          2,051
  President and Chief                     1995     238,846       299,000       -0-         -0-           -0-         22,717
  Executive Officer

Julie Cummins Brady                       1997    $105,538      $    -0-   $   -0-     $   -0-         5,000        $ 1,015
  Corporate Vice President,               1996     103,577           -0-       -0-         -0-         8,000            -0-
  General Counsel and                     1995     103,538        60,000       -0-         -0-           -0-         10,000
  Corporate Secretary

Steven Gimnicher (5)                      1997    $130,687      $    -0-   $   -0-     $   -0-         7,500        $   953
  Vice President,                         1996     129,462         9,801       -0-         -0-           -0-            -0-
  Internet Solutions Division             1995     131,250        56,250       -0-         -0-           -0-            -0-

Martin G. Hahn (6)                        1997    $150,000      $    -0-   $   -0-     $   -0-        10,000        $ 1,038
  Corporate Vice President,               1996     152,500        15,000       -0-         -0-        12,000            -0-
  Internet Solutions Division             1995     132,309       137,000       -0-      28,438           -0-         12,310

Sue A. Hogue (6)                          1997    $114,231      $    -0-   $   -0-     $   -0-         7,500        $   -0-
  Corporate Vice President,               1996     111,923           -0-       -0-         -0-         8,500         10,979
  Chief Financial Officer and             1995     103,846        80,000       -0-         -0-           -0-            -0-
  Chief Administrative Officer

Lizabeth Converse Wilson (6)(7)           1997    $140,264      $    -0-   $61,335     $   -0-        10,000        $22,748
  Corporate Vice President,               1996     127,692        32,000       -0-         -0-        10,000            689
  Sales                                   1995     122,885       122,000       -0-         -0-        15,000          7,773

------------------------

(1) The bonus amounts are comprised of bonuses paid pursuant to the Company's 1997 bonus plan for executive officers and other key management employees as described under the caption "Report of Compensation Committee on Annual Compensation -- Executive Officer Compensation Program -- Performance Based Bonuses" above.

(2) Represents commissions payable to Ms. Wilson totalling $49,335 earned in the 1997 fiscal year and a deferred compensation payment of $12,000 upon her termination of employment with the Company.

(3) Although the 1990 Plan permits awards of restricted stock, stock appreciation rights and other stock-based awards, no such awards other than restricted stock awards have been made to date to any of the Named Executive Officers. Other than as set forth above, no restricted stock awards have been made to any of the Named Executive Officers during the last three fiscal years.

(4) Includes loan amounts forgiven by the Company pursuant to the Company's Loan Program in the 1996 fiscal year of $10,000 to Ms. Hogue and in the 1995 fiscal year as follows: $20,000 for Mr. Gordon, $10,000 for Ms. Brady, $10,000 for Mr. Hahn, and $6,500 for Ms. Wilson. Also includes transition payments of $21,635 to Ms. Wilson following the termination of her employment with the Company. All other compensation reflected in this column represents Company matching contributions under the Company's Savings and Investment Plan.

(5) Mr. Gimnicher ceased to be an executive officer of the Company as of March 30, 1997.

(6) As of March 30, 1997, Mr. Hahn had aggregate restricted stock award holdings of 10,000 shares ($14,380 determined as of such date), and Ms. Wilson and Ms. Hogue each had aggregate restricted stock award holdings of 6,000 shares ($8,628 determined as of such date). If any dividends are paid with respect to the Company's Common Stock, such dividends will be paid on the restricted stock.

(7)  Ms. Wilson ceased to be employed by the Company on March 14, 1997.

Stock Options

     The following tables summarize (i) stock option grants during the Company's fiscal year ended March 30, 1997 to or by the Named Executive Officers and (ii)
the value of all options held by such persons at March 30, 1997.   No options
held by such executive officers were exercised during the 1997 fiscal year.

                          Option Grants in Fiscal 1997


                                              Individual Grants(1)                         Potential Realizable
                          ------------------------------------------------------------       Value at Assumed
                                                                                           Annual Rates of Stock
                                              % of Total                                    Price Appreciation
                            Number          Options Granted   Exercise or                   for Option Term (3)
                          of Options         to Employees     Base Price    Expiration     ---------------------
Name                       Granted         in Fiscal 1997(2)   ($/Share)       Date           5%         10%
----                      ----------       -----------------  -----------   ----------      -------     -------

Robert D. Gordon                  -0-             --                --            --             --          --
Julie Cummins Brady             5,000            1.0%            $4.38       5/14/06        $13,750     $34,900
Steven Gimnicher                7,500            1.4%            $4.38       5/14/06        $20,625     $52,350
Martin G. Hahn                 10,000            1.9%            $4.38       5/14/06        $27,500     $69,800
Sue A. Hogue                    7,500            1.4%            $4.38       5/14/06        $20,625     $52,350
Lizabeth Converse Wilson       10,000            1.9%            $4.38       5/14/06        $27,500     $69,800

---------------------
(1) Exercise price equal to the fair market value of the Common Stock on the date of grant as determined in accordance with the 1990 Plan. All of the options were granted under the 1990 Plan on May 14, 1996, have 10-year terms and vest and become exercisable in four equal cumulative installments.

(2) During the 1997 fiscal year, the Company granted employees options to purchase an aggregate of 523,700 shares of Common Stock.

(3) The compounding assumes a ten-year exercise period for all option grants. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

               Aggregated Value of Options Held at March 30, 1997

                                    Number of Unexercised            Value of Unexercised
                                       Options Held at             In-the-Money Options Held
                                       March 30, 1997                at March 30, 1997 (1)
                                -----------------------------    -----------------------------
           Name                 Exercisable     Unexercisable    Exercisable     Unexercisable
------------------------        -----------     -------------    -----------     -------------
Robert D. Gordon                  170,750          49,250          $  -0-            $-0-
Julie Cummins Brady                17,000          16,000          $  -0-            $-0-
Steven Gimnicher                  115,000           7,500          $  -0-            $-0-
Martin G. Hahn                    109,250          27,750          $5,040            $-0-
Sue A. Hogue                       50,625          26,375          $  -0-            $-0-
Lizabeth Converse Wilson           75,000          25,000          $8,158            $-0-

-----------------

(1) "Value" has been determined based on the difference between the last sale price of the Company's Common Stock as reported by the Nasdaq National Market System on March 27, 1997 ($1.438) and the per share option exercise price, multiplied by the number of shares subject to the in-the-money options.


Severance Arrangements

   The Company has a policy under which its current executive officers are entitled to receive severance payments in the event that their employment is involuntarily terminated. Pursuant to this policy, Mr. Gordon would receive twelve months of severance pay and the other executive officers would receive six months.

Comparative Stock Performance

     The graph below compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Total Return Index for Nasdaq Computer Manufacturing Stocks over the same period (assuming the investment of $100 in each on March 29, 1992, and the reinvestment of all dividends).


                [GRAPH OF COMPARATIVE CUMULATIVE TOTAL RETURNS]

                               March 29,  March 28,  April 3,  April 2,  March 31,  March 30,
                                 1992       1993       1994      1995      1996       1997

Apertus                          $100       $262       $166      $710       $200       $ 79

Total Return Index for
   Nasdaq Stock Market
   (U.S. companies)              $100       $115       $124      $138       $187       $208

Total Return Index for
   Nasdaq Computer
   Manufacturing Stocks (1)      $100       $114       $111      $132       $204       $223

_______________

(1) This index is comprised of computer manufacturing companies (including the Company) traded on the Nasdaq Stock Market. As of March 30, 1997, this index included approximately 160 companies.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of May 1, 1997, certain information with respect to the beneficial ownership of Company's Common Stock by (i) each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the Common Stock owned by them. Unless noted below, the address of each of the following shareholders is the same as the Company.

                                                                       Shares Beneficially
                                                                            Owned (1)
                                                                     -----------------------
                             Name                                     Number      Percentage
                             ----                                    --------     ----------
Pioneer Management Corporation ..................................    980,000          6.9%
    60 State Street, Boston, MA  02109
Robert D. Gordon ................................................    211,616 (2)      1.5
Julie Cummins Brady .............................................     38,331 (3)       *
Nicholas J. Covatta, Jr. ........................................     98,000 (4)       *
Robert W. Fischer ...............................................    100,600 (5)       *
Steven Gimnicher ................................................    118,375 (6)       *
Martin G. Hahn ..................................................    117,786 (7)       *
Sue A. Hogue ....................................................     67,964           *
George E. Hubman ................................................     26,000           *
Arch J. McGill ..................................................     50,270           *
Clarence W. Spangle .............................................     36,000           *
Lizabeth Converse Wilson ........................................     93,382           *
All directors and executives officers as a group (11 persons) ...    958,324          6.5

---------------

*    Less than one percent.

(1) Includes shares subject to options exercisable within 60 days of May 1, 1997 under the 1990 Plan as follows: For Mr. Gordon, 175,500 shares; for Ms. Brady 20,250 shares; for Mr. Covatta, 10,000 shares; for Mr. Fischer, 60,000 shares; for Mr. Gimnicher, 116,875 shares; for Mr. Hahn, 114,750 shares; for Ms. Hogue, 54,625 shares; for Mr. Hubman, 25,000 shares; for Mr. McGill, 10,000 shares; for Mr. Spangle, 20,000 shares; for Ms. Converse Wilson, 83,750 shares; and for all directors and executive officers as a group, 690,750 shares.

(2)  Includes 5,141 shares held in the Company's 401(k) plan for Mr. Gordon.

(3)  Includes 5,000 shares held by Ms. Brady's spouse's SEPP account.

(4) Includes 10,000 shares held by Mr. Covatta as Trustee of Eastern Shore Nursery Incentive Plan and 10,000 shares held in an IRA for the account of Mr. Covatta.

(5) Includes 8,000 shares owned by Robert W. Fischer, Inc., a corporation controlled by Mr. Fischer.

(6)  Includes 500 shares held by Mr. Gimnicher's children.

(7)  Includes 306 shares held in the Company's 401(k) plan for Mr. Hahn.

                      APPROVAL OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company for the fiscal year ending March 29, 1998. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

     The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.


                            SOLICITATION OF PROXIES

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, telegraph, facsimile transmission or in person.


                     PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal by a shareholder to be presented at the 1998 Annual Meeting must be received at the Company's executive offices, 7275 Flying Cloud Drive, Eden Prairie, Minnesota 55344, not later than February 12, 1998.

                       APERTUS TECHNOLOGIES INCORPORATED


               DIRECTIONS TO 1997 ANNUAL MEETING OF SHAREHOLDERS


                                 TO BE HELD AT
                           RADISSON HOTEL SOUTH AND
                                  PLAZA TOWER
                           7800 Normandale Boulevard
                         Bloomington, Minnesota 55439
                                (612) 835-7800


 . Normandale Boulevard (Highway 100) runs north and south and intersects with major highways: 494 and 62 (Crosstown).

 .  From Normandale Boulevard (Highway 100) exit to 77th Street (Industrial
   Boulevard) and go west.

 .  77th Street (Industrial Boulevard) intersects with Service Road. Turn left on
   Service Road and proceed to Radisson Hotel South and Plaza Tower.

PROXY
                       APERTUS TECHNOLOGIES INCORPORATED
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  The undersigned, having duly received the Notice of Annual Meeting of Shareholders and Proxy Statement dated June 18, 1997, revoking all prior proxies, hereby appoints Robert D. Gordon and Julie Cummins Brady, and each of them, with power to appoint a substitute, proxies to represent the undersigned and to vote all shares of Common Stock of Apertus Technologies Incorporated (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, July 23, 1997, and any adjournment thereof, as specified below on each matter referred to and, in their discretion, upon any other matters that may properly be brought before the meeting. Each of the matters set forth below has been proposed by the Company.

1. ELECTION OF NICHOLAS J. COVATTA, JR. AND ROBERT D. GORDON AS CLASS TWO DIRECTORS FOR TERMS EXPIRING IN 2000

      [_] FOR all nominees listed below
          (except as marked to the contrary below).

      [_] WITHHOLD AUTHORITY to vote for all nominees listed below.

      (Instruction: To withhold authority for any individual nominee, strike a line through the nominee's name listed below.)

               Nicholas J. Covatta, Jr.        Robert D. Gordon
2. RATIFICATION AND APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 29, 1998.
                    [_] FOR     [_] AGAINST     [_] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

            (continued and to be dated and signed on other side)
-------------------------------------------------------------------------------

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN ITEM 1, FOR
ITEM 2 AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

                                                  Please sign exactly as your
                                                  name appears hereon. Jointly
                                                  owned shares will be voted
                                                  as directed if one owner
                                                  signs unless another owner
                                                  instructs to the contrary,
                                                  in which case the shares
                                                  will not be voted. If sign-
                                                  ing in a representative ca-
                                                  pacity, please indicate ti-
                                                  tle and authority.


                                                  -----------------------------
                                                            Signature

                                                  -----------------------------
                                                    Signature if held jointly

                                                  Date:_________________ , 1997

                                                  PLEASE MARK, SIGN, DATE AND
                                                  MAIL THIS PROXY PROMPTLY IN
                                                  THE ENCLOSED ADDRESSED ENVE-
                                                  LOPE.

                       APERTUS TECHNOLOGIES INCORPORATED
                          SAVINGS AND INVESTMENT PLAN
                      CONFIDENTIAL VOTING INSTRUCTIONS TO
                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION
  I hereby direct that the voting rights pertaining to the stock of Apertus Technologies Incorporated held by the Trust and allocable to my account under the above Plan, as of April 30, 1997 shall be exercised at the Annual Meeting of Stockholders of said Corporation to be held July 23, 1997, and at any adjournment thereof, as specified on this instruction card and also on any other business as may properly come before said meeting or any adjournment thereof.
  This instruction card must be returned to Norwest Bank Minnesota, National Association, as Agent for Piper Trust Company, Trustee, by July 16, 1997 if your instructions are to be honored. The agent will tabulate the instructions from all Participants received by the deadline and the Trustee will vote all shares held in the Trust for which instructions are received. The Trustee shall not vote shares for which no instructions are received.
1. ELECTION OF NICHOLAS J. COVATTA, JR. AND ROBERT D. GORDON AS CLASS TWO DIRECTORS FOR TERMS EXPIRING IN 2000
      [_] FOR all nominees listed below (except as marked to the contrary below).
                                       [_] WITHHOLD AUTHORITY to vote for all
                                        nominees listed below.
   (Instruction: To withhold authority for any individual nominee, strike a line through the nominee's name listed below.)
          Nicholas J. Covatta, Jr.        Robert D. Gordon
2. RATIFICATION AND APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 29, 1998.
                    [_] FOR     [_] AGAINST     [_] ABSTAIN
3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
              (continued and to be dated and signed on other side)


                                   P R O X Y
  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN ITEM 1, FOR
ITEM 2 AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

                                                  Please sign exactly as your
                                                  name appears hereon. Jointly
                                                  owned shares will be voted
                                                  as directed if one owner
                                                  signs unless another owner
                                                  instructs to the contrary,
                                                  in which case the shares
                                                  will not be voted. If sign-
                                                  ing in a representative ca-
                                                  pacity, please indicate ti-
                                                  tle and authority.


                                                  -----------------------------
                                                            Signature

                                                  -----------------------------
                                                    Signature if held jointly

                                                  Date:_________________ , 1997

                                                  PLEASE MARK, SIGN, DATE AND
                                                  MAIL THIS PROXY PROMPTLY IN
                                                  THE ENCLOSED ADDRESSED ENVE-
                                                  LOPE.